EXHIBIT 1

John J. Byrne, Jr. and Dorothy M. Byrne
3 Laramie Road, Box 599
Etna, New Hampshire 03750

January 22, 2007

Mr. Raymond Barrette
President
White Mountains Insurance Group, Ltd
80 South Main Street
Hanover, NH 03755

Dear Ray:

We, John J. and Dorothy M. Byrne of Etna, New Hampshire, hereby irrevocably grant to Raymond Barrette of Hanover, New Hampshire full proxy to vote all shares of White Mountains Insurance Group, Ltd which we own. This proxy expires on the earlier of January 1, 2012 or the death of John J. Byrne. This agreement does not restrict, in any way, our ability to sell this stock, and if shares are sold the buyer of those shares is not subject to this agreement.

This agreement does not apply to shares of White Mountain Insurance Group, Ltd owned by The Byrne Foundation, Inc., The Jack and Dorothy Byrne Foundation, Inc., The Byrne Fund for the Benefit of Memorial Sloan-Kettering Cancer Center, The Byrne Fund for Wildwood, Inc., The James and Shirley Byrne Trust, The Jack and Dorothy Byrne 2003 CLAT, the John J. and Dorothy Byrne Trusts u/a 12/16/96, the John Byrne Trust u/a 12/13/99 and Merastar Insurance Company, Inc.

/s/ John J. Byrne, Jr.
John J. Byrne, Jr.

Date:

/s/ Dorothy M. Byrne
Dorothy M. Byrne

Date: January 22, 2007